JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-293684 and 333-293684-01

Dated May 13, 2026

3-Year EWZ Enhanced Jump Securities with Auto-Callable Feature with 6-Month Initial Non-Call Period

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
ETF Shares:	iShares® MSCI Brazil ETF (Bloomberg ticker: EWZ UP Equity)
Automatic early redemption:	If, on any of the determination dates (other than the final determination date), the closing price of one ETF Share is greater than or equal to the initial share price, the securities will be automatically redeemed for a cash payment equal to the early redemption payment payable on the applicable redemption date.
Early redemption payment:

The early redemption payment will be an amount equal to the stated principal amount plus an amount in cash per stated principal amount corresponding to a return of at least approximately 11.10% per annum (or at least 5.55% for the first determination date and increasing by at least 2.775% for each subsequent determination date), as follows:

1st determination date:	at least $1,055.50
2nd determination date:	at least $1,083.25
3rd determination date:	at least $1,111.00
4th determination date:	at least $1,138.75
5th determination date:	at least $1,166.50
6th determination date:	at least $1,194.25
7th determination date:	at least $1,222.00
8th determination date:	at least $1,249.75
9th determination date:	at least $1,277.50
10th determination date:	at least $1,305.25
The actual early redemption payment with respect to each applicable determination date will be provided in the pricing supplement. No further payments will be made on the securities once they have been redeemed.
Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of at least approximately 11.10% per annum, or at least $1,333.00. The actual maturity redemption payment will be provided in the pricing supplement.
• If the final share price is less than the downside threshold level:

(i) the stated principal amount multiplied by (ii) the share performance factor

Under these circumstances, the payment at maturity will be less than 60% of the stated principal amount and could be zero.

Downside threshold level:	60% of the initial share price
Initial share price:	The closing price of one ETF Share on the pricing date
Final share price:	The closing price of one ETF Share on the final determination date
Share performance factor:	final share price / initial share price
Share adjustment factor:	The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement.
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security

Pricing date:	Expected to be May 15, 2026
Original issue date (settlement date):	3 business days after the pricing date
Determination dates†:	November 16, 2026, February 16, 2027, May 17, 2027, August 16, 2027, November 15, 2027, February 15, 2028, May 15, 2028, August 15, 2028, November 15, 2028, February 15, 2029 and May 15, 2029 (the final determination date)
Redemption dates†:	November 19, 2026, February 19, 2027, May 20, 2027, August 19, 2027, November 18, 2027, February 18, 2028, May 18, 2028, August 18, 2028, November 20, 2028, February 21, 2029 and the maturity date
Maturity date†:	May 18, 2029
CUSIP / ISIN:	46660TZA1 / US46660TZA14
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/19617/000121390026055289/ ea0290475-01_424b2.htm

†Subject to postponement or early acceleration

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $900.00 per $1,000 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Hypothetical Payout at Maturity
Change in ETF Shares	Payment at Maturity*
50.00%	$1,333.00
40.00%	$1,333.00
30.00%	$1,333.00
20.00%	$1,333.00
10.00%	$1,333.00
5.00%	$1,333.00
0.00%	$1,333.00
-10.00%	$1,333.00
-20.00%	$1,333.00
-30.00%	$1,333.00
-40.00%	$1,333.00
-40.01%	$599.90
-50.00%	$500.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

*if no automatic early redemption occurs

JPMorgan Chase Financial Company LLC

3-Year EWZ Enhanced Jump Securities with Auto-Callable Feature with 6-Month Initial Non-Call Period

 ETF Shares

For more information about the ETF Shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss.
▪	The appreciation potential of the securities is limited.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent activities and has limited assets.
▪	Investors will not participate in any appreciation of the ETF Shares.
▪	Early redemption risk.
▪	We may accelerate your securities in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if an acceleration event occurs.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the ETF Shares

▪	Investing in the securities is not equivalent to investing in the ETF Shares.
▪	Adjustments to the ETF Shares or the underlying index could adversely affect the value of the securities.
▪	There are risks associated with the ETF Shares.
▪	The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of the underlying index as well as the net asset value per ETF Share.
▪	The securities are subject to risks associated with securities issued by non-U.S. companies.
▪	The securities entail emerging markets risk.
▪	The securities are subject to currency exchange risk.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.
▪	The anti-dilution protection for the ETF Shares is limited.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.